EXHIBIT 99.1
NRG Energy, Inc. Provides Preliminary Unaudited 2008 Annual EBITDA and
Cash Flow Results, Updates Liquidity, and Increases 2009 Annual Cash Flow
Guidance
Highlights:
•	$1.4 billion in 2008 annual Cash from Operations; $1.8 billion excluding the impact of collateral deposits;

•	$2.3 billion in 2008 annual adjusted EBITDA; including a non-cash correction reducing prior guidance;

•	$1.5 billion Cash from Operations guidance for 2009, an increase of $200 million over previous guidance;

•	$2.2 billion adjusted EBITDA guidance for 2009, which remains unchanged from previous guidance; and

•	$3.4 billion in total liquidity, excluding cash collateral deposits.
PRINCETON, NJ; January 22, 2009—NRG Energy, Inc. (NYSE: NRG) today released preliminary full-year 2008 results including cash from operations of $1,434 million, or $1,851 million excluding collateral changes, and adjusted EBITDA of $2,291 million. Preliminary cash from operations, excluding the effects of cash collateral, was $151 million higher than previously issued guidance due to a combination of lower cash tax payments along with cash provided by changes in working capital. Preliminary adjusted EBITDA results, however, are lower than previously issued guidance of $2,400 million, caused by a number of items, including the impact of incorrectly increasing guidance for the non-cash effects of energy option revenues. The impact of correcting the effect of energy option revenues on previously reported financial statements is not material.
NRG ended the year with $3,364 million in total liquidity, excluding cash collateral posted by hedge counterparties, as continued strong operating cash flows and a reduction in letters of credit outstanding, primarily the result of lower commodity prices and hedge counterparties migrating from NRG’s second lien collateral structure to the first lien structure, contributed to higher cash balances and greater LC capacity.
“That the Company succeeded in surmounting the extraordinary challenges of 2008 to achieve the best financial results in NRG’s history in terms of both adjusted EBITDA and, particularly, cash from operations before collateral movements, is a testament to the professionalism of NRG’s dedicated employees,” said David Crane, NRG President and CEO. “While we would have liked to achieve our revised 2008 EBITDA guidance, we are very pleased with the Company’s overall financial performance especially given the present environment.”
NRG’s previously provided 2009 adjusted EBITDA guidance remains unchanged at $2,200 million. Cash from operations guidance for 2009 is being increased by $200 million, from $1,300 million to $1,500 million, as cash taxes are anticipated to be significantly lower due to accelerated utilization of tax loss carry forwards generated in prior years.

Table 1 below shows adjusted EBITDA, cash from operations and free cash flow as compared to October 30, 2008 full-year guidance provided in our third quarter 2008 earnings news release:

Table 1: Preliminary Adjusted EBITDA and FCF for 2008 and guidance for 2009 ($ in millions)
	1/22/09		10/30/08	1/22/09
	2008		2008	2009
Adjusted EBITDA, excluding MTM	$2,291		$2,400	$2,200
Interest payments	(605)		(606)	(582)
Income tax	(52)		(100)	(100)
Working capital/other changes	217		6	(18)
Net collateral returned/(paid)	(417)		(200)	—

Cash flow from operations	$1,434		$1,500	$1,500

Maintenance capital expenditures	(182)		(208)	(255)
Preferred dividends	(55)		(55)	(33)

Free cash flow before environmental and repowering	$1,197		$1,237	$1,212

Environmental capital expenditures	(156)		(202)	(256)
RepoweringNRG	(595	)(1)	(600)	(118)

Free cash flow (FCF)	$446		$435	$838

(1)	Includes $84 million equity investment in Sherbino Wind Farm net of $50 million capital contribution to NINA from Toshiba.

Table 2: Total Liquidity ($ in millions)
	12/31/08	12/31/07
Cash and cash equivalents	$1,494	$1,132
Funds deposited by counterparties	754	—
Restricted cash	16	29

Total Cash	$2,264	$1,161
Synthetic letter of credit availability	860	557
Revolver availability	1,000	997

Total Liquidity	$4,124	$2,715
Less: Funds deposited as collateral by hedge counterparties	(760)	—

Total Liquidity, excluding collateral received	$3,364	$2,715

“While energy related commodities are experiencing significant and rapid market price declines, we have protected our portfolio and the stability of our Company’s cash flows through our risk management and hedging activities,” said Clint Freeland, NRG Chief Financial Officer. “We remain on course to deliver our 2009 adjusted EBITDA goal, and through effective tax planning we are able to increase our 2009 cash flow guidance by $200 million.”
NRG is providing preliminary, unaudited 2008 financial results, year end liquidity, and updated 2009 guidance today in order to keep investors current amid the turbulent state of financial markets, and the Company will present final, audited financial results on the same general timetable as in previous years.

NRG Energy, Inc., a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. NRG’s 50 plants provide approximately 24,000 megawatts of generation capacity—enough to power nearly 20 million homes. In November 2007, NRG won two of the industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards. Headquartered in Princeton, NJ, NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.
Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our adjusted EBITDA, cash flow from operations guidance and free cash flow, expected earnings, future growth and financial performance, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, the inability to implement value enhancing improvements to plant operations and companywide processes, our ability to achieve the expected benefits and timing of our RepoweringNRG projects, FORNRG initiatives and the Company’s Capital Allocation Plan.
The adjusted EBITDA guidance, cash flow from operations and free cash flow are estimates as of today’s date, January 22, 2009 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
Non-GAAP Measures
EBITDA, adjusted EBITDA and free cash flow are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA and free cash flow should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.
Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for discontinued operations, gains on sale of equity method investments and other assets; factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release. Adjusted EBITDA, excluding mark-to-market (MtM) adjustments, is provided to further supplement adjusted EBITDA by excluding the impact of unrealized MtM adjustments included in EBITDA for hedge contracts that are economic hedges but do not qualify for hedge accounting treatment in accordance with SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities, as well as the ineffectiveness impact of economic hedge contracts that qualify for hedge accounting treatment. Adjusted EBITDA, excluding MtM adjustments, is a supplemental measure provided to illustrate the impact of MtM movements on adjusted EBITDA resulting from commodity price movements for economic hedge contracts while the underlying hedged commodity has not been subject to MtM adjustments.
Free cash flow is cash flow from operations less capital expenditures and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. In addition, in evaluating free cash flow, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release. Free cash flow improvements targeted under our FORNRG program are expected to result in increased cash provided by operations or reduced cash used in investing activities, and a reconciliation to such measures is not accessible on a forward-looking basis.
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Contacts:

Media:	Investors:
Meredith Moore	Nahla Azmy
609.524.4522	609.524.4526

David Knox (Texas and Louisiana)	David Klein
713.795.6106	609.524.4527

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